Exhibit (h)(4)(iv)

AMENDMENT TO PROTECTIVE LIFE AND ANNUITY INSURANCE COMPANY

PARTICIPATION AGREEMENT

Protective Life and Annuity Insurance Company, Investment Distributors, Inc., Franklin Templeton Variable Insurance Product Trust (only on behalf of each Portfolio listed on Schedule C), and Franklin Distributors, LLC , hereby amend the Participation Agreement (“Agreement”) dated November 30th, 2020, as amended, by doing the following:

1. Schedule B. Schedule B of the Agreement is hereby deleted in its entirety and replaced with the attached Schedule B.

2. Schedule C. Schedule C of the Agreement is hereby deleted in its entirety and replaced with the attached Schedule C.

3. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have hereto affixed their respective authorized signatures, intending that this Amendment be effective as of the 1st day of May, 2025.

The Trust:	Franklin Templeton Variable Insurance Products Trust

Only on behalf of each Portfolio listed on Schedule C hereof.	By:	/s/ Marc De Oliveira

	Name:	Marc De Oliveira

	Title:	Vice President and Assistant Secretary

The Underwriter:	Franklin Distributors, LLC

	By:	/s/ Robert Smith

	Name:	Robert Smith

	Title:	Head of Business Administration

The Company:	Protective Life and Annuity Insurance Company

	By:	/s/ Steve Cramer

	Name:	Steve Cramer

	Title:	Chief Product Officer – Retirement Division

Distributor for the Company:	Investment Distributors, Inc.

	By:	/s/ James C Wagner

	Name:	James C Wagner

	Title:	President

Schedule B

Accounts of the Company

Name of Account	SEC Registration Yes/No

PLAIC Variable Annuity Account S	Yes

Protective NY COLI VUL Separate Account	Yes

Protective COLI PPVUL NY Separate Account	No

Variable Annuity Account A of Protective Life	Yes

Protective NY Variable Life Separate Account	Yes

Schedule C

Available Portfolios and Classes of Shares of the Trust

#	Class/Funds of the Trust	Class of Shares
1.	Franklin Strategic Income VIP Fund	Class 2
2.	Templeton Foreign VIP Fund	Class 2
3.	Franklin Income VIP Fund	Class 1 Class 2
4.	Franklin Rising Dividends VIP Fund	Class 2
5.	Templeton Developing Markets VIP Fund	Class 1 Class 2
6.	Franklin Small-Mid Cap Growth VIP Fund	Class 2
7.	Franklin Mutual Shares VIP Fund	Class 2
8.	Templeton Global Bond VIP Fund	Class 2
9.	Franklin Mutual Global Discovery VIP Fund	Class 2
10.	Franklin Small Cap Value VIP Fund	Class 2
11.	Franklin U.S. Government Securities VIP Fund	Class 2
12.	Templeton Growth VIP Fund	Class 2
13.	Franklin DynaTech VIP Fund	Class 2
14.	Franklin Growth and Income VIP Fund	Class 1

In addition to portfolios and classes of shares listed above, any additional Portfolios and classes of shares other than Class 3 shares are included in this Schedule C listing provided that:

(1) the General Counsel of Franklin Templeton Investments receives from a person authorized by you a written notice identifying this Agreement and specifying: (i) the names and classes of shares of additional Portfolios that you propose to offer as investment options of the Separate Accounts under the Contracts; and (ii) the date that you propose to begin offering Separate Account interests investing in the additional Portfolios under the Contracts; and

(2) we do not within ten (10) Business Days following receipt of the notice send you a writing (which may be electronic mail) objecting to your offering such Separate Accounts investing in the additional Portfolios and classes of shares under the Contracts.

Provided that we do not object as provided above, your notice shall amend, supplement and become a part of this Schedule C and the Agreement.